UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 6, 2007

US FARMS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-27487	88-0350156
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1635 Rosecrans Street, Suite C San Diego, California	92106
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (858) 488-7775

Copies of Communications to:

Stoecklein Law Group

4695 MacArthur Court, 11th floor

Newport Beach, CA 92660

(949) 798-5541

Fax (949) 258-5112

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement

On October 2, 2007, the Registrant and American Aloe Nurseries, a ‘dba’ of Phrixus Holdings, Inc. (“Phrixus”) terminated the Asset Purchase Agreement originally entered into between the two parties on May 30, 2006.

Both parties agreed to cover their own expenses incurred as a result of the Asset Purchase Agreement.  Although the parties terminated the Asset Purchase Agreement, the Registrant has agreed to continue working closely with Phrixus in a consulting manner on an as needed basis.

Section 5 – Corporate Governance and Management

Items 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointments of Principal Officers

(c) Appointment of Executive Officer

On September 6, 2007, the Board of Directors appointed Mr. Darin Pines as its Chief Operating Officer.  The Registrant and Mr. Pines are currently in the processes of finalizing an employment agreement; however, as of the date hereof there is not a written employment agreement in place.

Darin A. Pines, age 40, has served on US Farms’ Board of Directors since May 5, 2006. Mr. Pines has more than 18 years of experience in agricultural operations. In 1992, as a second generation farmer, Mr. Pines joined the management team of his family's Nursery business where he was responsible for managing various nursery facilities, overseeing business development opportunities and creating and coordinating customer service policies and administration.  Mr. Pines also has an expertise in the growing of aloe vera plants.  Additionally, Mr. Pines is a long term member and participant of the San Diego Flower and Plant Association and the Produce Marketers Association. As the Chief Operating Officer of the Registrant, Mr. Pines will have full responsibility for all day-to-day operations, including nursery and farming operations, sales, growth, land acquisition and resource allocation, land use and productivity, subsidiary administration, and business development. Since joining the Registrant’s Board of Directors in May of 2006, Mr. Pines has been instrumental in the acquisition of both the farm and nursery properties, the strategic restoration of the nursery, development and planting of the Imperial Valley farm, and establishing the Registrant's proprietary farming techniques which has enhanced the quality and yield of its products.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US Farms, Inc.

By: /s/ Yan K. Skwara

Date: October 8, 2007

      Yan K. Skwara, Chief Executive Officer